Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Credence Systems Corporation pertaining to the Credence Systems Corporation 1993 Stock Option Plan, as amended and restated, and Credence Systems Corporation Employee Stock Purchase Plan, as amended and restated, of our report dated November 21, 2003, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG

San Jose, California

April 21, 2004